Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Accel Entertainment, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A-1 common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	2,000,000(2)	$11.13(3)	$22,260,000(3)	0.00015310	$3,408.01
Total Offering Amounts					$22,260,000		$3,408.01
Total Fee Offsets							$—
Net Fee Due							$3,408.01

1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Class A-1 common stock (the “Class A-1 common stock”) of Accel Entertainment, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A-1 common stock.
2.Represents additional shares of the Registrant’s Class A-1 common stock to be registered and available for grant under its Second Amended and Restated Long Term Incentive Plan (the “Second A&R LTIP”). The Registrant’s stockholders approved an increase to the aggregate number of shares of Class A-1 common stock available for issuance under the Second A&R LTIP on June 6, 2025.
3.Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $11.13 was computed by averaging the high and low prices of a share of the Registrant’s Class A-1 common stock as reported on the New York Stock Exchange on June 5, 2025.